Exhibit 99.a


                     RONSON CORPORATION'S NASDAQ COMPLIANCE



Somerset, N.J., August 1, 2007 - Ronson Corporation (NASDAQ Capital Market:
RONC) today announced that on July 30, 2007, it notified the Nasdaq Stock Market that due to the recent retirement of a director, it does not satisfy Nasdaq's requirement that a majority of the board of directors be comprised of independent directors. As a result, the Company received a Nasdaq Staff Deficiency Letter on July 30, 2007 regarding the fact that the Company is not now in compliance with the foregoing requirement for continued listing, as is set forth in Marketplace Rule 4350, and that if this matter is not resolved by January 16, 2008, therefore, its securities would then be subject to delisting from The Nasdaq Stock Market. In its notice to the Nasdaq Stock Market on July 30, 2007, the Company indicated that it has determined to take such action by or before January 15, 2008, so that the Company will be in compliance with the requirement that a majority of the board of directors be comprised of independent directors.



This press release contains forward-looking statements that anticipate results based on management's plans and expectations that are subject to uncertainty. Forward-looking statements are based on current expectations of future events. The Company cannot ensure that any forward-looking statement will be accurate, although the Company believes that it has been reasonable in its expectations and assumptions. If underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could vary materially from our projections. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.